Exhibit 99

Ryland Announces Organizational Changes

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)-- The Ryland Group, Inc. (NYSE: RYL), today announced that Pete Skelly, President of Ryland’s Homebuilding Operations Group, has been promoted to the position of Chief Operating Officer of the parent company effective June 3, 2013. Mr. Skelly has 25 years of experience with Ryland in a variety of financial and operational leadership positions. During his career, Mr. Skelly has held positions as Regional Vice President of Financial Operations, Division President and Region President.

Additionally, Alan Goldsticker and Tom Jacobs, respectively the Indianapolis and Houston Division Presidents of Ryland Homes, will both become Area Presidents for Ryland Homes reporting to Mr. Skelly. All of Ryland’s division operations will report to either Mr. Goldsticker or Mr. Jacobs.

“We are pleased that our current rate of growth and improving profitability has created the need for additional leadership opportunities,” said Larry Nicholson, Ryland’s CEO and President. “These promotions will allow Pete to focus more time on strategic and growth oriented strategies. Furthermore, we are proud that we have talented individuals within our organization like Alan and Tom that are capable of filling these new positions. I look forward to working with Pete, Alan and Tom in their new roles.”

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. Since its founding in 1967, Ryland has built more than 300,000 homes and financed more than 250,000 mortgages. The Company currently operates in 14 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”

The Ryland Group, Inc.
Drew Mackintosh
VP, Investor Relations and Corporate Communications
805-367-3722
Drew.mackintosh@ryland.com

Source: The Ryland Group, Inc.